Exhibit 10.1
A-Mark Precious Metals, Inc.

EMPLOYMENT AGREEMENT
Executed August 1, 2019 (As corrected August 6, 2019)

This Employment Agreement (this “Agreement”) is between A-MARK PRECIOUS METALS, INC., a Delaware corporation (the “Company” or “A-Mark”), and THOR C. GJERDRUM, an individual (“Mr. Gjerdrum”).

WHEREAS, Mr. Gjerdrum has served the Company as President under the Employment Agreement between Mr. Gjerdrum and the Company effective as of July 1, 2016 (the “Prior Employment Agreement”), which terminated June 30, 2019.

WHEREAS, the Company seeks to continue to employ Mr. Gjerdrum as its President and in related capacities after the expiration of the Prior Employment Agreement.

WHEREAS, Mr. Gjerdrum seeks to accept such employment, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Mr. Gjerdrum hereby agree as follows:

1.    Employment; Term; Effectiveness; Prior Employment Agreement. The Company hereby employs Mr. Gjerdrum, and Mr. Gjerdrum hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth in this Agreement. The term of Mr. Gjerdrum’s employment under this Agreement (the “Term”) will commence July 1, 2019 (the “Effective Date”) and, unless earlier terminated in accordance with Section 4, will terminate on June 30, 2022. This Agreement will be deemed to have become effective at the Effective Date.

2.    Duties.

(a)    During the Term, Mr. Gjerdrum will serve as the President of the Company and in related capacities, reporting to the Chief Executive Officer of the Company, provided that such service will commence upon the execution of this Agreement. Mr. Gjerdrum shall have such other offices at the Company or with Company subsidiaries or affiliates as shall be assigned from time to time by the Company (with the concurrence of any affected subsidiary or affiliate), consistent with the specified offices and duties of Mr. Gjerdrum under this Section 2(a). Mr. Gjerdrum will have such duties and responsibilities as are customary for Mr. Gjerdrum’s positions and any other duties or responsibilities he may reasonably be assigned by the Company (with the concurrence of any affected subsidiary or affiliate).

(b)    During the Term, Mr. Gjerdrum shall devote his full business time and best efforts to the business and affairs of the Company and its subsidiaries. Mr. Gjerdrum understands and acknowledges that Mr. Gjerdrum’s duties will require business travel from time to time.

(c)    Upon Mr. Gjerdrum’s termination of employment hereunder for any reason, he agrees to resign from any positions he may then hold with the Company or any of its subsidiaries or affiliates, and that he will execute such documents and take such other action, if any, as may be requested by the Company to give effect to any such resignation.

(d)    Mr. Gjerdrum’s principal job site will be at 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245, or such other job site as may be mutually agreed to by the parties.

3.    Compensation.

(a)    During the Term, the Company shall pay to Mr. Gjerdrum an annual salary as follows:

A-Mark Fiscal Year	Annual Salary
2020	$500,000
2021	$525,000
2022	$550,000

Such salary, as in effect at a given time, is the “Base Salary.” Payment of the Base Salary will be in accordance with the Company's standard payroll practices and subject to all legally required or customary withholdings.

(b)     Mr. Gjerdrum will be eligible to receive an annual bonus (the “Performance Bonus”) for each of the Company fiscal years during the Term, with such annual bonus to have a targeted amount equal to 75% of Base Salary for the year. The Performance Bonus, if any, will be based on the extent to which performance goals established by the Company for each of such years have been met, as more fully set forth on Exhibit A hereto. Each Performance Bonus, if any, shall be paid within 40 days following the issuance by the Company of financial statements for the fiscal year in respect of which such bonus is payable, provided that in no event shall the Performance Bonus be paid later than January 2 of the year following the end of such fiscal year. Except as provided in Section 5, Mr. Gjerdrum must be employed by the Company on the last day of the fiscal year to be eligible for the Performance Bonus. The terms of any bonus payable for fiscal 2019 or earlier periods were governed by the terms of the Prior Employment Agreement. The Company may award bonuses, separate and apart from the Performance Bonus, in the sole discretion of the Compensation Committee and the Board of Directors.

(c)    The Company shall grant non-qualified stock options to Mr. Gjerdrum for the purchase of 50,000 shares of A-Mark Common Stock under the Company’s 2014 Stock Award and Incentive Plan. The grant date of the stock options will be the date upon which the parties hereto have executed this Agreement, with a stated expiration date of ten years after the date of grant. The stock options will be subject to the following terms and conditions and such additional terms and conditions as are more fully set forth in the Stock Option Agreement attached hereto as Exhibit B:

Options - Number of Underlying Shares	Exercise Price of Each Option	Stated Vesting Dates *
25,000	100% of the grant-date fair market value per share)	33.33% vest on each of June 30, 2020, June 30, 2021, and June 30, 2022
25,000	100% of the grant-date fair market value per share + 15%	33.33% vest on each of June 30, 2020, June 30, 2021, and June 30, 2022

*	Subject to accelerated vesting as set forth in the Stock Option Agreement upon the occurrence of certain specified events.

(d)     Upon submission by Mr. Gjerdrum of vouchers in accordance with the Company's standard procedures, the Company shall reasonably promptly reimburse Mr. Gjerdrum for all reasonable and necessary travel, business entertainment and other business expenses incurred by Mr. Gjerdrum in connection with the performance of his duties under this Agreement.

(e)    During the Term:

(i)
Mr. Gjerdrum is entitled to participate in any and all medical insurance, group health, disability insurance and other benefit plans that are made generally available by the Company to employees of the Company (either directly or through a wholly-owned subsidiary), provided that the medical, group health and disability insurance benefits provided by the Company to Mr. Gjerdrum shall be substantially as favorable to Mr. Gjerdrum as those generally provided by the Company to its senior executives.

(ii)
Mr. Gjerdrum is entitled to receive four weeks paid vacation a year and paid holidays made available pursuant to the Company's policy to all senior executives of the Company. The Company may, in its sole discretion, at any time amend or terminate any such benefit plans or programs, upon written notice to Mr. Gjerdrum.

(iii)	During the Term, Mr. Gjerdrum will be entitled to continue to participate in the Company’s insurance programs made generally available to senior executives.

(f)    Upon submission of vouchers in accordance with the Company's standard procedures, the Company shall reasonably promptly directly pay or reimburse Mr. Gjerdrum for his reasonable motor vehicle costs and related expenses, such as insurance, repairs, maintenance, and gas, up to $750.00 per month, during the Term.

(g)    The Company shall indemnify Mr. Gjerdrum, to the fullest extent permitted by the Company's by-laws and applicable law, for any and all liabilities to which he may be subject as a result of, in connection with or arising out of his employment by the Company (including service as a director) hereunder, as well as the costs and expenses (including reasonable attorneys' fees) of any legal action brought or threatened to be brought against him or the Company or any of its subsidiaries or affiliates as a result of, in connection with or arising out of such employment. Mr. Gjerdrum shall be entitled to the full protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers. The Company shall advance funds to Mr. Gjerdrum in payment of his indemnifiable legal fees to the fullest extent permitted by law. In the event of any inconsistency or ambiguity between this provision and the Company's by-laws, the by-laws shall prevail; provided, however, that the scope of indemnification provided under the by-laws shall in no event be reduced from the scope as in effect at the Effective Date.

(h)    Compensation paid or payable under this Agreement, including any Performance Bonus paid or payable under Section 3(b), shall be subject to recoupment by the Company in accordance with the terms of any policy relating to recoupment (or clawback) approved by the Board of Directors and in effect at the time of payment of such compensation.

(i)Within ten (10) business days following the date of execution of this Agreement, the Company shall pay to Mr. Gjerdrum a one-time signing bonus in the amount of Fifty Thousand Dollars ($50,000).

4.     Termination. Mr. Gjerdrum’s employment hereunder may be terminated prior to the expiration of the Term under the circumstances set forth in this Section 4. Upon any termination of Mr. Gjerdrum’s employment, the Term shall immediately end, although this Agreement shall remain in effect and shall govern the rights and obligations of the parties hereto.

(a)     Mr. Gjerdrum’s employment hereunder will terminate upon Mr. Gjerdrum’s death.

(b)    Except as otherwise required by law, the Company may terminate Mr. Gjerdrum’s employment hereunder at any time after Mr. Gjerdrum becomes Totally Disabled. For purposes of this Agreement, Mr. Gjerdrum will be “Totally Disabled” as of the earlier of (l) the date Mr. Gjerdrum becomes entitled to receive disability benefits under the Company's long-term disability plan and (2) Mr. Gjerdrum’s inability to perform the duties and responsibilities contemplated under this Agreement for a period of more than 180 consecutive days due to physical or mental incapacity or impairment.

(c)    The Company may terminate Mr. Gjerdrum’s employment hereunder for Cause at any time after providing written notice to Mr. Gjerdrum. For purposes of this Agreement, the term “Cause” shall mean any of the following:

(1)	Mr. Gjerdrum’s neglect or failure or refusal to perform his duties under this Agreement (other than as a result of total or partial incapacity or disability due to physical or mental illness);

(2)	any intentional act by or omission of Mr. Gjerdrum that materially injures the reputation or business of the Company or any of its affiliates, or his own reputation;

(3)	Mr. Gjerdrum’s conviction (including conviction on a nolo contendere plea) of a felony or any crime involving, in the good faith judgment of the Company, fraud, dishonesty or moral turpitude;

(4)	the breach of an obligation set forth in Section 6;

(5)	any other material breach of this Agreement; or

(6)	any material violation of the Company's Code of Ethics, as may be amended from time to time (the “Code of Ethics”).

In the cases of “neglect or failure” to perform his duties under this Agreement, as set forth in 4(c)(1) above, a material breach as set forth in 4(c)(5) above, or a material violation of the Code of Ethics as set forth in 4(c)(6) above, a termination by the Company with Cause shall become effective 30 days following delivery of a written notice by the Company to Mr. Gjerdrum that the Company is terminating his employment with Cause, which specifies in reasonable detail the basis therefor, except the termination will not become effective if within that 30-day period Mr. Gjerdrum has cured the circumstances giving rise to Cause and, in the 12 months preceding the delivery of such written notice, the Company had not delivered a previous notice of the existence of Cause for “neglect or failure” to perform duties under this Agreement.

(d)    The Company may terminate Mr. Gjerdrum’s employment hereunder for any reason, upon 30 days' prior written notice. Mr. Gjerdrum may terminate his employment hereunder for any reason, upon 30 days' prior written notice.

(e)    Mr. Gjerdrum may terminate his employment hereunder for Good Reason at any time after providing written notice to the Company (subject to the timing requirements relating to such notice as provided in this Section 4(e)). Mr. Gjerdrum also may terminate his employment hereunder without Good Reason, upon 30 days’ written notice to the Company. For the purposes of this Agreement, “Good Reason” means any of the following occurring during the Term (unless consented to by Mr. Gjerdrum in writing):

(1)	The Company decreases or fails to pay Mr. Gjerdrum’s Base Salary or Performance Bonus or the benefits provided in Section 3;

(2)
Mr. Gjerdrum no longer holds the office as President of the Company (and holds no other senior executive position to which, during the Term, he had previously consented to hold) or his functions and/or duties under Section 2(a) are materially diminished; and

(3)
Mr. Gjerdrum’s job site is relocated to a location that is more than one hundred (100) miles from the current location, unless the parties mutually agree to relocate more than such distance from the then current location.

A termination by Mr. Gjerdrum with Good Reason shall be effective only if, within 30 days following delivery of a written notice by Mr. Gjerdrum to the Company that Mr. Gjerdrum is terminating his employment with Good Reason, which specifies in reasonable detail the basis therefor, the Company has failed to cure the circumstances giving rise to Good Reason. In addition, a termination by Mr. Gjerdrum shall be effective only if the Company receives notice of such termination not later than 90 days after the event constituting Good Reason occurs.

(5)    Compensation Following Termination Prior to the End of the Term. In the event that Mr. Gjerdrum’s employment hereunder is terminated prior to the stated expiration of the Term, Mr. Gjerdrum will be entitled only to the following compensation and benefits under this Agreement upon and following such termination (together with such other provisions that may be set forth in the Stock Option Agreement), in lieu of any further compensation under Section 3:

(a)    In the event that Mr. Gjerdrum’s employment hereunder is terminated prior to the stated expiration of the Term by reason of Mr. Gjerdrum’s death or Total Disability, pursuant to Section 4(a) or 4(b), the Company shall pay the following amounts to Mr. Gjerdrum (or Mr. Gjerdrum’s estate, as the case may be), to be paid as soon as practicable following the date of such termination, but in no event prior to the time such payment would not be subject to tax under Code Section 409A:

(1)	any accrued but unpaid Base Salary for services rendered before the date of termination;

(2)
the Performance Bonus, if any, not yet paid for any fiscal year ending prior to the date of termination of Mr. Gjerdrum’s employment, payable as and when such Performance Bonus would have been paid had Mr. Gjerdrum’s employment continued;

(3)	any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(d) or 3(f);

(4)	any vacation accrued and unused to the date of termination; and

(5)
payment of a pro rata (based on the number of days during the year of termination that Mr. Gjerdrum was employed) portion of the Performance Bonus, if any, for the fiscal year in which Mr. Gjerdrum’s employment terminated, payable as and when such bonus would have been paid had Mr. Gjerdrum’s employment continued based on actual performance achieved for the fiscal year.

(b)    In the event that Mr. Gjerdrum’s employment hereunder is terminated prior to the expiration of the Term by the Company for Cause pursuant to Section 4(c) or by Mr. Gjerdrum without Good Reason pursuant to Section 4(d), the Company shall pay the following amounts to Mr. Gjerdrum, to be paid as soon as practicable following the date of such termination, but in no event prior to the time such payment would not be subject to tax under Section 409A of the Code;

(1)	any accrued but unpaid Base Salary for services rendered before the date of termination;

(2)
the Performance Bonus, if any, not yet paid for any fiscal year ending prior to the date of termination of Mr. Gjerdrum’s employment, payable as and when such Performance Bonus would have been paid had Mr. Gjerdrum’s employment continued;

(3)	any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(d) or 3(f); and

(4)	any vacation accrued and unused to the date of termination.

(c)    In the event that Mr. Gjerdrum’s employment hereunder is terminated prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d), or by Mr.

Gjerdrum with Good Reason pursuant to Section 4(e), the Company shall pay the following amounts to Mr. Gjerdrum, to be paid as soon as practicable following the date of such termination (unless otherwise indicated below), but in no event prior to the time such payment would not be subject to tax under Section 409A of the Code:

(1)	any accrued but unpaid Base Salary for services rendered before the date of termination;

(2)
the Performance Bonus, if any, not yet paid for any fiscal year ending prior to the date of termination of Mr. Gjerdrum’s employment, payable as and when such Performance Bonus would have been paid had Mr. Gjerdrum’s employment continued;

(3)	any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(d) or 3(f);

(4)	any vacation accrued and unused to the date of termination;

(5)
payment of a pro rata (based on the number of days during the year of termination that Mr. Gjerdrum was employed) portion of the Performance Bonus, if any, for the fiscal year in which Mr. Gjerdrum’s employment terminated, payable as and when such bonus would have been paid had Mr. Gjerdrum’s employment continued based on actual performance achieved for the fiscal year; and

(6)
continued payments of Base Salary until the one-year anniversary of the date of termination of Mr. Gjerdrum’s employment, payable in installments in accordance with the Company’s standard payroll practices, subject to Section 5(f).

(d)    The benefits to which Mr. Gjerdrum may be entitled upon termination pursuant to the plans, policies and arrangements referred to in Section 3(e) will be determined and paid in accordance with the terms of those plans, policies and arrangements.

(e)    Except as may be provided under this Agreement, under the terms of any incentive compensation, employee benefit or fringe benefit plan applicable to Mr. Gjerdrum at the time of termination of Mr. Gjerdrum’s employment prior to the end of the stated Term, Mr. Gjerdrum will not be entitled to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to any future period after the termination of his employment.

(f)    This Agreement is subject to the Company's “Special Rules for Compliance with Code Section 409A Applicable to Employment Agreements,” as from time to time amended or supplemented.

(g)    Effect of Code Sections 4999 and 280G on Payments.

(1) In the event that Mr. Gjerdrum becomes entitled to any benefits or payments in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) under this Agreement or any other plan, arrangement, or agreement with the Company or a subsidiary (the “Payments”), and such Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) in connection with a change in control, then, subject to reasonable notification to Mr. Gjerdrum and, if he so requests, discussions with his advisors, the Payments under this Agreement shall be reduced (but not below zero) to the Reduced Amount (as defined below), if so reducing the Payments under this Agreement will provide Mr. Gjerdrum with a greater net after-tax amount than would be the case if no such reduction were made. The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value to Mr. Gjerdrum, after taxes, of the Payments without causing any Payment to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code. Only amounts payable under this Agreement shall be reduced pursuant to this Section 5(g), and amounts reduced first will be payments that have a parachute payments value equal to their actual or intrinsic value to Mr. Gjerdrum. Payments payable in cash and having the lowest denominated value relative to the valuation of such Payments as “parachute payments” shall be reduced first.

(2)
In determining the potential impact of the Excise Tax, the Company may rely on any advice it deems appropriate including, but not limited to, the advice of its independent accounting firm, legal advisors and compensation consultants. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, the Company may take into account any relevant guidance under the Code and the regulations promulgated thereunder, including, but not limited to, the following:

(A)
The amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code, as determined by the Company's independent accounting firm or other advisor;

(B)
The value of any non-cash benefits or any deferred or accumulated payment or benefit shall be determined by the Company's independent accounting firm or other advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code; and

(C)
The value of any non-competition covenants contained in this Agreement or other agreement between Mr. Gjerdrum and the Company or an affiliate shall be taken into account to reduce “parachute payments” to the maximum extent allowable under Section 280G of the Code.

For purposes of the determinations under this Section 5(g), Mr. Gjerdrum shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Mr. Gjerdrum's residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (unless it is impracticable for Mr. Gjerdrum to itemize his deductions).

6.    Exclusive Employment; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents; Code of Ethics; Other Commitments.

(a)    No Conflict; No Other Employment. During the period of Mr. Gjerdrum’s employment with the Company, Mr. Gjerdrum shall not: (i) engage in any activity that conflicts or interferes with or derogates from the performance of Mr. Gjerdrum’s duties hereunder nor shall Mr. Gjerdrum engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company (which approval shall not be unreasonably withheld); provided, however, that Mr. Gjerdrum shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor.

(b)    Non-solicitation. In consideration of the payment by the Company to Mr. Gjerdrum of amounts that may hereafter be paid to Mr. Gjerdrum pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Mr. Gjerdrum agrees that during his employment with the Company and for a period of one year following the date of termination of his employment, without the written consent of the Company Mr. Gjerdrum shall not, directly or indirectly, (i) solicit, encourage or recruit, or attempt to solicit, encourage or recruit any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; or (ii) solicit, encourage or recruit, or attempt to solicit, encourage or recruit, any of the employees, agents, consultants or representatives of the Company or any of its affiliates to become employees, agents, representatives or consultants of any other person or entity.

(c)    Proprietary Information. Mr. Gjerdrum acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates. Mr. Gjerdrum covenants that he shall not during his employment by the Company or its affiliates or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. Mr. Gjerdrum acknowledges and understands that the term “proprietary information” includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence;

(i) any inventions, innovations or improvements covered by this Agreement; and G) all written, graphic and other material relating to any of the foregoing. Mr. Gjerdrum acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information generally available to and known by the public or information that is or becomes available to Mr. Gjerdrum on a nonconfidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

(d)    Confidentiality and Surrender of Records. Mr. Gjerdrum shall not during his employment by the Company or its affiliates or at any time thereafter (irrespective of the circumstances under which Mr. Gjerdrum’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company. Upon termination of employment for any reason or upon request by the Company, Mr. Gjerdrum shall deliver promptly to the Company (without retaining any copies) all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Mr. Gjerdrum’s possession or under his control or accessible to him which contain any proprietary information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during Mr. Gjerdrum's employment by the Company and its affiliates and thereafter.

(e)    Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Mr. Gjerdrum, either alone or jointly with others, in the course of his employment by the Company, belong to the Company. Mr. Gjerdrum will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.

(f)    Enforcement. Mr. Gjerdrum acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 6 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Mr. Gjerdrum acknowledges that the Company may seek an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6, and consents to the entry thereof. Mr. Gjerdrum waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

(g)    Code of Ethics. Nothing in this Section 6 is intended to limit, modify or reduce Mr. Gjerdrum’s obligations under the Company's Code of Ethics. Mr. Gjerdrum’s obligations under this Section 6 are in addition to, and not in lieu of, Mr. Gjerdrum’s obligations under the Code of Ethics. To the extent there is any inconsistency between this Section 6 and the Code of Ethics that would permit Mr. Gjerdrum to take any action or engage in any activity pursuant to this Section 6 that he would be barred from taking or engaging in under the Code of Ethics, the Code of Ethics shall control.

(h)    Cooperation With Regard to Litigation. Mr. Gjerdrum agrees to cooperate with the Company, during the Term and thereafter (including following Mr. Gjerdrum's termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as reasonably requested. The Company agrees to reimburse Mr. Gjerdrum, on an after-tax basis each calendar quarter, for all expenses actually incurred in connection with his provision of testimony or assistance in accordance with the provisions of Section 6(h) of this Agreement (including reasonable attorneys' fees) but not later than the last day of the calendar year in which the expense was incurred (or, in the case of an expense incurred in the final quarter of a calendar year, the next following February 15).

(i)     Non-Disparagement. Mr. Gjerdrum shall not, at any time during his employment by the Company and its affiliates and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude Mr. Gjerdrum from making truthful statements that are required by applicable law, regulation or legal process.

(j)    Release of Employment Claims. Mr. Gjerdrum agrees, as a condition to receipt of any termination payments and benefits provided for in Section 5 of this Agreement (other than compensation accrued and payable at the date of termination without regard to termination) that he will execute a general release agreement, in substantially the form set forth in Exhibit B to this Agreement, releasing any and all claims arising out of Mr. Gjerdrum's employment other than enforcement of this Agreement and other than with respect to vested rights or rights provided for under any equity plan, any compensation plan or any benefit plan or arrangement of the Company or rights to indemnification under any agreement, law, Company organizational document or policy or otherwise. The Company will provide Mr. Gjerdrum with a copy of such release simultaneously with delivery of the notice of termination, but not later than 21 days before (45 days before if Mr. Gjerdrum's termination is part of an exit incentive or other employment termination program offered to a group or class of employees) Mr. Gjerdrum's termination of employment. Mr. Gjerdrum shall deliver the executed release to the Company eight days before the date applicable under Section 5 of this Agreement for the payment of the termination payments and benefits payable under Section 5 of this Agreement. If that applicable payment date is determined based on the timing of delivery by Mr. Gjerdrum of the executed release, and if permitted variation in such timing of delivery could cause payments to be made in the tax year of termination or in the following tax year, then the payments so affected will in all cases be paid in that following tax year.

7.    Notices. Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods: (1) personal delivery, in which case delivery is deemed to occur the day of delivery; (2) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or (3) next day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery is deemed to occur one business day after being sent. In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If to the Company, to:

A-Mark Precious Metals, Inc.
2121 Rosecrans, Suite 6300
El Segundo, CA 90245
Attention: General Counsel

If to Mr. Gjerdrum, to:

Mr. Thor C. Gjerdrum
2121 Rosecrans, Suite 6300
EL Segundo, 90245

8.    Assignability; Binding Effect. This Agreement is a personal contract calling for the provision of unique services by Mr. Gjerdrum, and Mr. Gjerdrum’s rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated. The rights and obligations of the Company under this Agreement bind and run in favor of the successors and assigns of the Company.

9.    Complete Understanding. This Agreement (including Exhibits) constitutes the complete understanding between the parties with respect to the employment of Mr. Gjerdrum by the Company and supersedes all prior agreements and understandings (subject to Section 1 above), both written and oral, between the parties with respect to the subject matter of this Agreement.

10.    Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Mr. Gjerdrum. No waiver by any party of any breach under this Agreement will be deemed to extend to any prior or subsequent breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Waiver by either party of any breach by the other party will not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the part of the Company or Mr. Gjerdrum in the exercise of any of their respective rights or remedies will operate as a waiver of that right (subject, however, to all explicit deadlines set forth in this Agreement).

11.    Severability. If any provision of this Agreement or its application to any person or circumstances is determined by any court of competent jurisdiction to be unenforceable to any extent, that unenforceable provision will be deemed eliminated to the extent necessary to permit the remaining provisions to be enforced, and the remainder of this Agreement, or the application of the unenforceable provision to other persons or circumstances, will not be affected thereby. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by that provision, the court making that determination shall reduce the scope, duration of or area covered by that provision or otherwise amend the provision to the minimum extent necessary to make that provision enforceable to the fullest extent permitted by law.

12.    Survivability. The provisions of this Agreement that by their terms call for performance subsequent to termination of Mr. Gjerdrum’s employment hereunder, or subsequent to the termination of this Agreement, will survive such termination. Without limiting the generality of the foregoing, the provisions of Sections 3(g), 5 and 6 shall survive any termination of this Agreement in accordance with their terms.

13.    Governing Law. This Agreement is governed by the laws of the State of California, without giving effect to principles of conflict of laws.

14.    Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of California, Los Angeles County, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of California, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 13. Nothing in this Section 14, however, affects the right of any party to serve legal process in any other manner permitted by law. Each party hereto waives trial by jury.

15.    Mitigation. In no event shall Mr. Gjerdrum be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Mr. Gjerdrum obtains other employment.

The undersigned hereby execute this Agreement on the date stated in the introductory clause.

A-MARK PRECIOUS METALS, INC.

By:	/s/ Gregory N. Roberts
Name:	Gregory N. Roberts
Title:	Chief Executive Officer

 Thor C. Gjerdrum

/s/ Thor C. Gjerdrum

Exhibit A

A-Mark Precious Metals,, Inc.
Performance Bonus for President

This Exhibit to the Employment Agreement, executed August 1, 2019 (the “Employment Agreement”), between A-Mark Precious Metals, Inc. (the “Company”) and Thor C. Gjerdrum, sets forth the terms of the opportunity of Mr. Gjerdrum to earn the “Performance Bonus” authorized in Section 3(b) of the Employment Agreement. This Performance Bonus remains subject to the terms of Section 3(b) and other applicable terms of the Employment Agreement. Capitalized terms herein have the meanings as defined in the Employment Agreement.

In each of fiscal years during the Term, Mr. Gjerdrum will have the opportunity to earn a Performance Bonus. The Performance Bonus will be an annual incentive award granted under the Company’s 2014 Stock Award and Incentive Plan, subject to the following terms:

General. The Performance Bonus will be earned based on the level of the Company’s pre-tax profits (the “Profits Goal”) and based on achievement of one or more other specified goals (each an “Other Goal”). The target payout level for the Performance Bonus will be established by the Compensation Committee (the “Committee”) in accordance with Section 3(b) of the Employment Agreement (the “Target Performance Bonus”). The Committee will also establish the weighting of the portions of the Performance Bonus assigned to the achievement of the Profits Goal and assigned to the achievement of the Other Goals.

Profits Goal. The target level of performance of the Profits Goal will be achievement of the Company’s budgeted level of pre-tax profits for the fiscal year, as specified in Company budgets for the fiscal year approved by the Board and also approved as the Profits Goal by the Committee.

Achievement of the target level of performance -- 100% or more of the Profits Goal target -- will result in the earning of the weighted portion of the Target Performance Bonus assigned by the Committee to the Profits Goal. Achievement of threshold level performance -- 80% of the Profits Goal target -- will result in earning of 25% of the weighted portion of the Target Performance Bonus assigned to the Profits Goal. In the event that the Profits Goal performance level is between the threshold (80%) and target (100%) level of the Profits Goal, the payout level will be determined by means of straight-line interpolation based on the threshold and target payout levels. The payments specified in this paragraph will not be subject to downward adjustment by the Committee, but the Committee retains discretion to adjust the manner of determination of the Profit Goal in light of events arising during the fiscal year.

In the event that the level of achievement of the Profits Goal equals or exceeds the 80% Threshold (including if greater than 100% of the Profits Goal target is achieved), the Committee retains discretion to provide for a higher level of payout than specified in the paragraph above, provided that the total payout will not exceed 150% of the weighted portion of the Target Performance Bonus assigned by the Committee to the Profits Goal. In the event that the level of achievement of the Profits Goal is less than the threshold (80%) level of the Profits Goal, the Committee, in its sole discretion, may determine to award a Performance Bonus in such amount, if any, as the Committee may specify.

Other Goals. The Other Goals will be one or more quantitative and/or qualitative goals established by the Committee, with the Other Goals providing an award opportunity with an aggregate target payout level as a weighted portion of the Target Performance Bonus assigned by the Committee to the Other Goals (specifying the payouts for each Other Goal). Other Goals will be specified actions or results relating to the Company as a whole, specific business lines of the Company, Mr. Gjerdrum individually, or other designated items that the Committee regards as having potential to significantly advance the business success of the Company (for example, expanding business lines or product offerings, improving management processes, identifying and implementing acquisitions or joint ventures, etc.). The Committee may, in its discretion, specify payout levels below the target level corresponding to achievement at or above specified threshold levels of performance with respect to an Other Goal.

In the event that the level of achievement of an Other Goal exceeds 100% of the target (or equals of exceed any specified threshold), the Committee retains discretion to provide for a higher level of payout than pre-specified by the Committee for that Other Goal, provided that the total payout will not exceed 150% of the weighted portion of the Target Performance Bonus assigned by the Committee to that Other Goal. The Committee will retain discretion to adjust the manner of determination of the Other Goals or to adjust upward or downward the payout relating to Other Goals, including but not limited to cases in which performance is less than a designated threshold level or target level of one or more Other Goals.

Pre-tax profits. “Pre-tax profits” means the Company's net income determined under Generally Accepted Accounting Principles (or GAAP), for the given fiscal year, adjusted as follows:

•	The positive or negative effects of income taxes (in accordance with GAAP) shall be eliminated from net income in determining pre-tax profits.

•
Unless otherwise determined by the Committee, no other adjustment shall be made to pre-tax profits. Thus, for clarity, other extraordinary expenses and bonus compensation accruals shall remain included in net income and minority interests shall remain excluded from net income in determining pre-tax profits.

However, in setting the target level and related terms of the Profits Goal, the Committee may specify other or different adjustment provisions. Pre-tax profits and adjustments to the Profits Goal and the Other Goals shall be determined by the Committee in good faith. Near or following the end of each fiscal year, the Committee shall determine the level of pre-tax profits achieved and all other matters relating to the Profits Goal and the Other Goal and the corresponding amount of Performance Bonus earned.

Exhibit B

A-Mark Precious Metals, Inc.

Stock Option Agreement

This Stock Option Agreement (the “Agreement”) which includes the attached “Terms and Conditions of Option Grant” confirms the grant, effective August 1, 2019, by A-Mark Precious Metals, Inc., a Delaware corporation (“A-Mark"), to Thor C. Gjerdrum ("Grantee"), of two non-qualified stock options (the "Options") to purchase shares of A-Mark Common Stock, par value $0.01 per share (the "Shares"), as set forth below. The Options are granted under Section 6(b) of the A-Mark 2014 Stock Award and Incentive Plan, as amended, and under Section 3(c) of the Employment Agreement between Grantee and A-Mark, executed August 1, 2019 (the “Employment Agreement”), in consideration of Grantee’s entry into such Employment Agreement and his continuing service to A-Mark in executive capacities.

The principal terms of the Options granted hereby are as follows (subject to adjustment in accordance with the Plan and this Agreement):

Shares purchasable:    50,000 A-Mark Shares

Exercise Price and Stated Vesting Dates:

Options - Number of Underlying Shares	Exercise Price Per-Share of Each Option	Stated Vesting and Exercisability Dates *
25,000	$13.34	33.33% on each of June 30, 2020, June 30, 2021 and June 30, 2022
25,000	$15.34	33.33% on each of June 30, 2020, June 30, 2021 and June 30, 2022

The Options will become vested and exercisable, in whole or in part, on an accelerated basis upon the occurrence of certain events relating to Termination of Employment, in accordance with Section 4 hereof, and will become fully vested and exercisable upon a Change in Control, as defined in Section 8 of the Plan.

Expiration Date: The Options will expire at 11:59 PM on July 31, 2029 (the “Stated Expiration Date”); provided, however, that the Options are subject to termination prior to the Stated Expiration Date upon a Termination of Employment, in accordance with Section 4 hereof. The occurrence of a Change in Control of A-Mark does not by itself affect the expiration or termination of the Options. If, at the date on which the Options or any portion thereof are to expire or terminate, the Fair Market Value of a Share exceeds the Exercise Price and if the Options or portion thereof that will expire or terminate are otherwise vested and exercisable, the Options will be automatically exercised by the withholding of Option Shares to pay the exercise price and applicable withholding taxes.

The Options are subject to the terms and conditions of the Plan and this Agreement, including the Terms and Conditions of Option Grant attached hereto and deemed a part hereof. The number and kind of Shares purchasable, the Exercise Prices, and other terms and conditions are subject to adjustment in accordance with Section 10(c) of the Plan. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

Grantee acknowledges and agrees that (i) the Option is nontransferable as set forth in Section 5 hereof and Section 10(b) of the Plan, (ii) the Option is subject to early termination in the event of Grantee's Termination of Employment in certain circumstances, as specified in Section 4 hereof, and (iii) the sale of Shares under this Option and resales of the Shares will be subject to compliance with applicable Federal and state securities laws, and with A-Mark’s policies governing trading in Shares by employees.

IN WITNESS WHEREOF, A-Mark has caused this Agreement to be executed by its officer thereunto duly authorized.

A-MARK PRECIOUS METALS, INC.

By:________________________
Carol Meltzer
Executive Vice President and General Counsel

TERMS AND CONDITIONS OF OPTION GRANT

The following Terms and Conditions apply to the Options granted to Grantee by A-Mark Precious Metals, Inc. ("A-Mark"), as specified in the Stock Option Agreement (of which these Terms and Conditions form a part). Certain specific terms and conditions of the Options, including the number of A-Mark Shares purchasable, vesting terms and conditions, Expiration Date and Exercise Prices, are set forth on the cover page hereto, which is an integral part of this Agreement.

1.    General. The Options are granted to Grantee under the A-Mark 2014 Stock Award and Incentive Plan (the “Plan”), which has previously been delivered to Grantee and/or is available upon request to the General Counsel of A-Mark. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. By accepting the grant of the Options, Grantee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Compensation Committee of the Board of Directors (the "Committee") made from time to time. The Options are non-qualified stock options (not incentive stock options as defined under Section 422 of the Internal Revenue Code of 1986, as amended).

2.    Right to Exercise Options. Subject to all applicable laws, rules, regulations and the terms of the Plan and this Agreement, Grantee may exercise the Options at such time or times and to the extent the Options have become vested and exercisable, as specified on the cover page hereto, and prior to or on the applicable Stated Expiration Date of the Options (but not after any termination, forfeiture or expiration of the Option prior to the Stated Expiration Date).

3.    Method of Exercise. To exercise the Options or any part thereof, Grantee must (a) give written notice to the Chief Financial Officer or General Counsel of A-Mark, which notice shall specifically refer to this Agreement, identify the Option, state the number of A-Mark Shares as to which the Option is being exercised and the Exercise Price relating to the Option or portion thereof being exercised, and any instructions relating to issuance of the A-Mark Shares, which notice shall be signed by Grantee, (b) pay in full to A-Mark the applicable Exercise Price of the Option for the number of A-Mark Shares being purchased in cash (including by check), payable in United States dollars, or by tender of A-Mark Shares owned by Grantee having a then Fair Market Value equal to the exercise price, or by any other payment method then permitted by A-Mark under the Plan, and (c), unless this requirement is waived by A-Mark, deliver the investment representation statement in the form attached as Attachment A (the “Investment Representation Statement”). Once Grantee gives notice of exercise, such notice may not be revoked. When Grantee validly exercises an Option, or part thereof, A-Mark will transfer A-Mark Shares to Grantee in certificated form or make such a transfer (or make a non-certificated credit) to Grantee's brokerage account at a designated securities brokerage firm or otherwise deliver A-Mark Shares to Grantee. Grantee shall not have at any time any rights with respect to A-Mark Shares covered by this Agreement prior to the valid exercise as specified herein, and no adjustment shall be made for dividends or other rights for which the record date is prior to such valid exercise except as provided in the Plan and this Agreement.

4.    Termination Provisions. The following provisions will govern the vesting, exercisability and expiration of the Option in the event of Grantee's Termination of Employment at a time that the Option remains outstanding, unless the Committee determines to provide more favorable terms:

(a)    Death or Disability. In the event of Grantee's Termination of Employment due to death or Disability (as defined below), a pro-rata portion (determined in accordance with Section 4(f) below) of each Option (if not previously vested) will become vested, with the remaining unvested portion of the Option forfeited, and the vested portion of the Option will be and remain exercisable until the earlier of two years after such Termination of Employment or the Stated Expiration Date, at which time the Option will terminate.

(b)    Termination by A-Mark Without Cause or by Employee for Good Reason. In the event of Grantee's Termination of Employment by A-Mark without Cause or by Grantee for Good Reason (as those terms are defined below), each Option (if not previously vested) will become vested in full, and the vested Option will be and remain exercisable until the earlier of three years after such Termination of Employment or the Stated Expiration Date, at which time the Option will terminate.

(c)    Termination by A-Mark for Cause. In the event of Employee's Termination of Employment by A-Mark for Cause (as defined below), the Options immediately will terminate.

(d)    Termination by the Employee Voluntarily Without Good Reason. In the event of Employee's voluntary Termination of Employment without Good Reason, the Options, to the extent vested at the date of Termination, will remain exercisable until the earlier of three months after Termination of Employment or the Stated Expiration Date, at which time the Option will terminate, and with any remaining unvested portion of the Option forfeited at the date of Termination.

(e)    Certain Definitions. The following definitions apply for purposes of this Agreement:

(i)	"Cause" has the meaning as defined in Grantee’s Employment Agreement.

(ii)	"Disability" means becoming Totally Disabled as defined in Grantee’s Employment Agreement.

(iii)	"Good Reason" has the meaning as defined in Grantee’s Employment Agreement.

(iv)	"Termination of Employment” means the earliest time at which Grantee is employed by neither A-Mark nor a subsidiary of A-Mark and is not serving as a Director of A-Mark.

(f)    Determination of Pro-Rata Portion. For purposes of Section 4(a), the pro-rata portion of an Option that is to become vested will be the number of Option Shares that would become vested if employment continued through the next scheduled Vesting Date multiplied by a fraction the numerator of which is the number of days from the latest previous vesting date (or the grant date, if no part of the Option yet vested) through the date of Termination of Employment and the denominator of which is 365 (for clarity, pro ration applies to only one vesting tranche of each Option; any tranche that would have vested after the next scheduled Vesting Date will be forfeited).

5.    Nontransferability. Grantee may not transfer the Options or any rights hereunder to any third party other than by will or the laws of descent and distribution and, during Grantee's lifetime, only Grantee or his or her duly appointed guardian or legal representative may exercise the Options, except for transfers to a Beneficiary in the event of death or as otherwise permitted and subject to the conditions under Section 10(b) of the Plan.

6.    Grantee Representations and Warranties Upon Exercise and Related Terms; Filing of Registration Statement. In connection with Grantee’s exercise of the Option or any portion thereof, as a condition to such exercise, A-Mark may require Grantee to make any representation or warranty to A-Mark as may be required under any applicable law or regulation. A-Mark will use its best efforts to file with the Securities and Exchange Commission and cause to become effective and remain effective a registration statement on Form S-8 registering the offer and sale of A-Mark Shares from A-Mark to Grantee under the Option prior to the time at which in-the-money Options become exercisable (a “Form S-8 Registration Statement”). If such Form S-8 registration statement is effective at the time of an exercise of the Option, A-Mark will waive the requirement that Grantee execute and deliver the Investment Representation Statement (Exhibit A hereto).

7.    Miscellaneous.

(a)    Binding Agreement; Written Amendments. This Agreement shall be binding upon the parties and any successors, heirs, executors, or administrators of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Options, and supersedes any prior agreements or documents with respect to the Options. No amendment or alteration of this Agreement which may impose any additional obligation upon A-Mark shall be valid unless expressed in a written instrument duly executed in the name of A-Mark, and no amendment, alteration, suspension or termination of this Agreement which materially impairs the rights of Grantee with respect to the Options shall be valid unless expressed in a written instrument executed by Grantee.

(b)    No Promise of Employment. The Options and the granting thereof shall not constitute or be evidence of an agreement or understanding, express or implied, that Grantee has a right to continue as an officer or employee of A-Mark or any subsidiary for any period of time, or at any particular rate of compensation.

(c)    Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

(d)    Tax Withholding. Grantee must make arrangements satisfactory to A-Mark to pay or provide for payment of withholding taxes due upon exercise of the Options.

(e)    Notices. Any notice to be given A-Mark under this Agreement shall be addressed to A-Mark at its principal executive offices, in care of the General Counsel, and any notice to Grantee shall be addressed to Grantee at Grantee’s address as then appearing in the records of A-Mark.

(f)    Stockholder Rights. Grantee shall not have any rights with respect to A-Mark Shares (including voting rights) purchasable upon exercise of any Option prior to the valid exercise of the Option and payment in full of the Exercise Price.

Attachment A

INVESTMENT REPRESENTATION STATEMENT

GRANTEE:    __________________________
COMPANY:    A-MARK PRECIOUS METALS, INC. (“A-Mark”)
Option Shares:    ________ Shares of A-Mark Common Stock
EXERCISE DATE:    ____________, 20__

The sale of Shares of Common Stock of A-Mark (the “Shares”) to the undersigned (“Grantee”) has not been qualified or registered under the securities laws of any state, nor registered under the federal Securities Act of 1933, as amended (the “Securities Act”), in reliance upon exemptions from the registration provisions of such laws. In addition, no attempt has been made to qualify the offering and sale of Shares under any state’s “blue sky” laws, also in reliance upon an exemption from the requirement that a permit for issuance of securities be procured.

In connection with the purchase of the above-listed Shares, the undersigned Grantee represents and warrants to, and agrees with, A-Mark as follows:

(1)    Pre-existing Relationship or Experience. Because Grantee has a preexisting personal or business relationship with A-Mark and/or one or more of its officers or controlling persons, and/or by reason of Grantee’s business or financial experience (including, without limitation, experience in making investments similar to his investment in A-Mark), it is capable of evaluating the risks and merits of an investment in A-Mark and of protecting its own interests in connection with this investment, and it has been afforded ample opportunity to ask any questions of A-Mark, and has been satisfied with the responses to any such questions.

(2)    High Risk Investment. Grantee understands that there is a very high degree of risk in this investment. An investment in A-Mark should not be made by any purchaser who cannot afford the loss of his entire investment. Only if Grantee is an investor who can tolerate such risk should Grantee purchase the Shares.

(3)    No Advertising. Grantee has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation with respect to the sale of the Shares.

(4)    Information Reviewed. Prior to the date on which Grantee invested in A-Mark, Grantee received and reviewed all information Grantee considered necessary or appropriate for deciding whether to exercise the Option and purchase the Shares. Prior to making his investment in A-Mark, Grantee had an opportunity to ask questions and receive answers from A-Mark regarding the terms and conditions of purchase of the Shares and the business, financial affairs, and other aspects of A-Mark. Prior to the date on which Grantee exercised the Option and invested in A-Mark, Grantee had the opportunity to obtain all information (to the extent A-Mark possessed such information) which it deemed necessary to evaluate Grantee’s investment and to verify the accuracy of information otherwise provided to it.

(5)    Investment Intent. Grantee is acquiring the Shares for investment purposes for Grantee’s own account and not with a view to or for sale in connection with any distribution of all or any part of the Shares. No other Person will have any direct or indirect beneficial interest in or right to the Shares.

(6)    Restricted Securities. Grantee acknowledges and understands that the Shares constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Grantee’s investment intent as expressed herein. In this connection, Grantee understands that, in the view of the Securities and Exchange Commission, the statutory basis for such exemption may be unavailable if Grantee’s representation was predicated solely upon a present intention to hold these Shares for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Shares, or for a period of one (1) year or any other fixed period in the future. Grantee further understands that the Shares must be held indefinitely unless the offer and sale of the Shares are subsequently registered under the Securities Act or an exemption from such registration is available. Grantee is familiar with the provisions of Rule 144 promulgated under the Securities Act which, in substance, provides only limited means for the resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering, subject to the satisfaction of certain conditions. If A-Mark remains subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Shares may be resold, subject to the satisfaction of the applicable conditions specified by Rule 144, including (1) the availability of certain current public information about A-Mark, (2) the resale to occur more than a specified period after the purchase and full payment (within the meaning of Rule 144) for the Shares, (3) the amount of Shares being sold during any three-month period not exceeding specified limitations, (4) the resale being made in an unsolicited “broker’s transaction”, transactions directly with a “market maker” or “riskless principal transactions” (as those terms are defined under the Securities Exchange Act of 1934) and (5) the timely filing of a Form 144, if applicable.

Grantee further understands that, in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption shall be required (subject to very limited exceptions for private resales); and that, notwithstanding the fact that Rules 144 are not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 shall have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. Grantee understands that no assurances can be given that any such other registration exemption shall be available in such event.

Grantee

    _________________________

Date____________________________

Exhibit C

RELEASE

We advise you to consult an attorney before you sign this Release. You have until the date that is seven (7) days after the Release is signed and returned to A-Mark Precious Metals, Inc. to change your mind and revoke your Release. Your Release shall not become effective or enforceable until after that date.

In consideration for the benefits provided under your Employment Agreement with A-Mark Precious Metals, Inc. executed ________, 2019 (the “Employment Agreement”), and more specifically enumerated in Attachment 1 hereto, by your signature below, you, for yourself and on behalf of your heirs, executors, agents, representatives, successors and assigns, hereby release and forever discharge the Company, its past and present parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies (collectively, the “Company”) and the Company's past, present and future agents, directors, officers, employees, representatives, successors and assigns (hereinafter “those associated with the Company”) with respect to any and all claims, demands, actions and liabilities, whether in law or equity, which you may have against the Company or those associated with the Company of whatever kind, including but not limited to those arising out of your employment with the Company or the termination of that employment. You agree that this release covers, but is not limited to, claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (“ADEA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Employee Retirement Income Security Act of 1974,29 U.S.C. § 1001 et seq., the California Fair Employment and Housing Act, California Government Code Section 12940 et seq., and any other local, state or federal law, regulation or order dealing with discrimination in employment on the basis of sex, race, color, national origin, veteran status, marital status, religion, disability, handicap, or age. You also agree that this release includes claims based on wrongful termination of employment, breach of contract (express or implied), tort, or claims otherwise related to your employment or termination of employment with the Company and any claim for attorneys' fees, expenses or costs of litigation. Other provisions of this Agreement notwithstanding, nothing in this Agreement precludes or limits in any way your right to file a charge or participate or cooperate in any proceeding conducted by the Equal Employment Opportunity Commission or comparable state or local fair employment agency. You have the right to have a court determine the validity of the above waiver and release of ADEA claims.

This Release covers all claims based on any facts or events, whether known or unknown by you, that occurred on or before the date of this Release. Except to enforce this Release, you agree that you will never commence, prosecute, or cause to be commenced or prosecuted any lawsuit or proceeding of any kind against the Company or those associated with· the Company in any forum and agree to withdraw with prejudice all complaints or charges, if any, that you have filed against the Company or those associated with the Company.

Anything in this Release to the contrary notwithstanding, this Release does not include a release of (i) your rights under the Employment Agreement or your right to enforce the Employment Agreement; (ii) any rights you may have to indemnification or insurance under any agreement, law, Company organizational document or policy or otherwise; (iii) any rights you may have to equity compensation or other compensation or benefits under the Company's equity, compensation or benefit plans; or (iv) your right to enforce this Release.

By signing this Release, you further agree as follows:

You have read this Release carefully and fully understand its terms;

You have had at least twenty-one (21) days to consider the terms of the Release;

You have seven (7) days from the date you sign this Release to revoke it by written notification to the Company. After this seven (7) day period, this Release is final and binding and may not be revoked;

You have been advised to seek legal counsel and have had an opportunity to do so;

You would not otherwise be entitled to the benefits provided under your Employment Agreement had you not agreed to execute this Release; and

Your agreement to the terms set forth above is voluntary.

Name: ____________________________________

Signature: ______________________________________         Date: ____________

Received by: ____________________________________        Date: ____________

Attachment: Attachment 1- Schedule of Termination Payments and Benefits